Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No: 333-131981 and 333-184820 on Form S-8 of our reports dated March 15, 2013, relating to the consolidated financial statements and financial statement schedule of FreightCar America, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Chicago, Illinois
March 15, 2013